EXHIBIT 99.1

Old Line Bancshares, Inc. Reports $5.4 Million in Net Income Available to Common Stockholders, an Increase of 258.03 Percent for the Twelve Months Ended December 31, 2011

4TH QUARTER HIGHLIGHTS

  Net income available to common stockholders of $2.0 million or $0.29 per share increased 15.19% from the $1.7 million or $0.25 per share reported for the linked third quarter of 2011.
  The fourth quarter Return on Average Assets (ROAA) and Return on Average Equity (ROAE) were 0.98% and 11.17%, respectively.
  The ratio of the allowance for credit losses was 0.69% at December 31, 2011 compared to 0.58% at September 30, 2011, 0.45% at June 30, 2011 and 0.69% at March 31, 2011.
  The net interest margin for the fourth quarter was 4.45%.

2011 FULL-YEAR HIGHLIGHTS

  In April 2011, Old Line Bancshares, Inc. successfully completed the acquisition and integration of Maryland Bankcorp, Inc.
  Net income available to common stockholders was $5.4 million for the year, an increase of 258.03% over the prior year.
  The loan portfolio grew 80.00% from the prior year.
  The net interest margin for the year was 4.61%.
  Non-performing loans as a percentage of total gross loans were 1.07% at December 31, 2011.
  Non-performing assets as a percentage of total assets were 1.22% at December 31, 2011.

BOWIE, Md., Feb. 29, 2012 (GLOBE NEWSWIRE) -- James W. Cornelsen, President & Chief Executive Officer of Old Line Bancshares, Inc. (Nasdaq:OLBK), the parent company of Old Line Bank, reported that net income available to common stockholders increased $3.9 million to $5.4 million for the twelve months ended December 31, 2011, compared with $1.5 million the prior year. Earnings per basic and diluted common share were $0.86 for the twelve months ended December 31, 2011 and $0.39 and $0.38, respectively, in 2010.

"The acquisition of Maryland Bankcorp, Inc., which we completed on April 1, 2011, was the primary contributor to the increase in net income for the past year, as well as increases in net interest income, non-interest revenue, and non-interest expense. Throughout the year, we have been consistently increasing our underlying operating earnings even as we absorbed the costs associated with integrating the acquired banking company into our infrastructure. We are now the sixth-largest independent commercial bank based in Maryland, with assets over $800 million and 19 full service branches serving five counties," said James W. Cornelsen, President and Chief Executive Officer. "Despite a difficult banking environment, we were able to produce results that demonstrate the quality and potential of our franchise, as well as the strength of excellent market demographics over our expanded footprint. As we enter 2012, we are well positioned to further execute on our goal of becoming the premier community bank in the Washington, D.C. market."

The continued profitability of the company was primarily the result of a $13.5 million increase in net interest income for the year, and a $1.4 million increase in non-interest revenue. The increase in net interest income was predominantly the result of a $13.8 million increase in total interest revenue for the year. The increase in total interest revenue derived primarily from the $240.0 million or 80.00% growth in gross loans that occurred mostly because of the acquisition as well as from organic growth of approximately $50 million. We also received full and partial payments on several acquired non-accrual loans that allowed us to accrete approximately $1.9 million from credit related discounts to interest income during the twelve months ended December 31, 2011. These increases to net income were partially offset by a $9.5 million increase in non-interest expense, a $718,000 increase in the provision for loan losses and a $276,408 increase in interest expense. The increase in non-interest expense was a result of the costs associated with operating a larger branch network and bank franchise.

For the three month period ended December 31, 2011, net income available to common stockholders was $2.0 million or $0.29 per share, up 15.19% over the $1.7 million or $0.25 per share reported for the linked third quarter ended September 30, 2011. Net income increased primarily because of an approximately $515,000 reduction in non-interest expense and an approximately $540,000 decrease in taxes during the period. The reduction in non-interest expense occurred as a result of our efforts to reduce operating costs and a reduction in merger and integration expenses. As a result of our continued and improved profitability subsequent to the merger, we recorded a one-time reduction in income tax expense during the fourth quarter of 2011.

A $646,000 decline in net interest income and a $133,000 reduction in non-interest revenue partially offset these improvements. Net interest income declined from that reported in the third quarter primarily because, as we previously reported, during the third quarter we received full and partial payments on several acquired non-accrual loans that allowed us to accrete approximately $1.1 million from credit related discounts to interest income. During the 4th quarter of 2011, we recorded $395,928 from credit related accretion. Non-interest revenue declined during the third quarter of 2011, primarily because we recorded an approximately $213,000 non-recurring gain on earnings on bank owned life insurance that arose from the loss of a colleague that was offset by a $183,000 expense payable to the estate and recorded in employee benefits. This was partially offset by a $153,830 increase in gains on sales of other real estate owned as we continued to dispose of the other real estate owned that we obtained in the acquisition.

Our asset quality continues to remain strong even with the addition of the acquired loan portfolio. We have not experienced any substantive increase in non-performing assets that we held prior to the acquisition (legacy loans). In accordance with accounting for business combinations, we have recorded the acquired assets and liabilities at their estimated fair value on April 1, 2011, the acquisition date. As part of the fair value process, we were required by current accounting principles to eliminate the allowance for loan and lease losses associated with the acquired loans which caused the allowance for loan losses to decline to 0.69% of total gross loans at December 31, 2011 from 0.82% at December 31, 2010. For the three and twelve month periods ended December 31, 2011, we recorded an $800,000 and a $1.8 million provision for loan losses. Although our legacy loan portfolio's asset quality remained stable, we did experience approximately $50.0 million in organic growth during the twelve month period and $24.2 million during the three month period. There are indications that the economy may be on a path to recovery. However, there are also indications that it may experience either flat or negative growth in the near term and this could negatively impact our borrowers' financial stability. Additionally, until we are able to adequately access the underwriting skills of our new lenders and the impact the acquisition may have on our internal management capabilities, we believe it is prudent to increase the allowance. Based on our history, internal analysis, the ratio of non-performing assets, and the satisfactory historical performance of the loan portfolio, management believes the allowance continues to appropriately reflect the inherent risk of loss in our portfolio and the current economic climate.

Old Line Bancshares, Inc. is the parent company of Old Line Bank, a Maryland chartered commercial bank headquartered in Bowie, Maryland, approximately 10 miles east of Andrews Air Force Base and 20 miles east of Washington, D.C. Old Line Bank has 19 branches located in its primary market area of suburban Maryland (Washington, D.C. suburbs and Southern Maryland) counties of Anne Arundel, Calvert, Charles, Prince George's and St. Mary's. It also targets customers throughout the greater Washington, D.C. metropolitan area.

The statements in this press release that are not historical facts, in particular the statements with respect to our ability and position to become a premier community bank in the Washington, D.C. market and the adequacy of our loan loss allowance constitute "forward-looking statements" as defined by Federal securities laws. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These statements can generally be identified by the use of forward-looking terminology such as "believes," "expects," "intends," "may," "will," "should," "anticipates", "plans" or similar terminology. Actual results could differ materially from those currently anticipated due to a number of factors, including, but not limited to, deterioration in economic conditions or a slower than anticipated recovery in our target markets or nationally, sustained high levels of or further increases in the unemployment rate in our target markets, and changes in laws impacting our ability to collect on outstanding loans or otherwise negatively impact our business, including regulations implemented pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act enacted in July 2010. Forward-looking statements speak only as of the date they are made. Old Line Bancshares, Inc. will not update forward-looking statements to reflect factual assumptions, circumstances or events that have changed after a forward-looking statement was made. For further information regarding risks and uncertainties that could affect forward-looking statements Old Line Bancshares, Inc. may make, please refer to the filings made by Old Line Bancshares, Inc. with the U.S. Securities and Exchange Commission available at www.sec.gov.

Old Line Bancshares, Inc. & Subsidiaries
Consolidated Balance Sheets

	December 31, 2011	September 30, 2011	June 30, 2011	March 31, 2011	December 31, 2010
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Cash and due from banks	$ 43,434,375	$ 44,591,494	$ 48,628,138	$ 8,512,884	$ 14,325,266
Interest bearing accounts	119,235	14,157	102,921	115,680	109,170
Federal funds sold	83,114	720,898	264,506	558,214	180,536
Total cash and cash equivalents	43,636,724	45,326,549	48,995,565	9,186,778	14,614,972
Time deposits in other banks	--	--	--	99,000	297,000
Investment securities available for sale	161,784,835	158,503,556	144,694,675	37,658,830	33,049,795
Investment securities held to maturity	--	--	--	20,267,496	21,736,469
Loans, less allowance for loan losses	539,297,666	515,738,796	500,370,124	306,653,965	299,606,430
Equity securities at cost	3,946,042	4,051,482	3,402,531	2,596,650	2,562,750
Premises and equipment	23,215,429	22,748,048	22,163,745	16,703,016	16,867,561
Accrued interest receivable	2,448,542	2,349,748	2,278,496	1,239,489	1,252,970
Prepaid income taxes	--	162,043	1,042,054	--	189,523
Deferred income taxes	7,244,029	6,353,633	6,963,981	190,186	265,551
Bank owned life insurance	16,416,566	16,298,382	16,377,113	8,765,616	8,703,175
Prepaid pension	1,030,551	1,315,642	1,315,642	--	--
Other real estate owned	4,004,609	4,126,434	3,947,340	1,976,516	1,153,039
Goodwill	633,790	141,723	116,723	--	--
Core deposit intangible	4,418,892	4,613,568	4,808,242	--	--
Other assets	2,964,626	4,255,685	2,935,860	2,214,039	1,610,715
Total assets	$ 811,042,301	$ 785,985,289	$ 759,412,091	$ 407,551,581	$ 401,909,950

Deposits
Non-interest bearing	$ 191,026,425	$ 176,167,359	$ 160,538,320	$ 56,827,155	$ 67,494,744
Interest bearing	499,741,360	487,824,952	486,450,237	281,811,895	273,032,442
Total deposits	690,767,785	663,992,311	646,988,557	338,639,050	340,527,186
Short term borrowings	38,672,657	32,605,607	26,153,000	6,584,128	5,669,332
Long term borrowings	6,284,479	16,307,146	16,328,337	16,349,219	16,371,947
Accrued interest payable	397,211	392,340	391,294	363,763	434,656
Accrued pension	4,342,664	4,554,285	4,527,294	711,653	556,062
Other liabilities	2,080,867	1,867,752	1,193,613	565,476	692,017
Total liabilities	742,545,663	719,719,441	695,582,095	363,213,289	364,251,200

Stockholders' equity
Common stock	68,177	68,096	68,096	46,774	38,917
Additional paid-in capital	53,489,075	53,421,825	53,411,845	35,582,975	29,206,617
Retained earnings	12,093,742	10,399,491	8,896,285	7,917,628	7,535,268
Accumulated other comprehensive income	2,388,972	1,898,327	937,973	208,879	272,956
Total Old Line Bancshares, Inc. stockholders' equity	68,039,966	65,787,739	63,314,199	43,756,256	37,053,758
Non-controlling interest	456,672	478,109	515,797	582,036	604,992
Total stockholders' equity	68,496,638	66,265,848	63,829,996	44,338,292	37,658,750
Total liabilities and stockholders' equity	$ 811,042,301	$ 785,985,289	$ 759,412,091	$ 407,551,581	$ 401,909,950
Shares of basic common stock outstanding	6,817,694	6,809,594	6,809,594	4,677,363	3,891,705

Old Line Bancshares, Inc. & Subsidiaries
Consolidated Statements of Income

	Three Months Ended December 31,	Three Months Ended September 30,	Three Months Ended June 30,	Three Months Ended March 31,	Twelve Months Ended December 31,	Twelve Months Ended December 31,
	2011	2011	2011	2011	2011	2010
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest revenue
Loans, including fees	$ 7,922,484	$ 8,573,052	$ 7,741,299	$ 4,195,866	$ 28,432,701	$ 16,599,612
Investment securities and other	1,139,091	1,164,052	1,132,673	451,996	3,887,812	1,909,219
Total interest revenue	9,061,575	9,737,104	8,873,972	4,647,862	32,320,513	18,508,831
Interest expense
Deposits	1,146,233	1,175,773	1,191,712	875,976	4,389,694	3,920,338
Borrowed funds	217,012	216,756	211,086	184,623	829,477	1,022,425
Total interest expense	1,363,245	1,392,529	1,402,798	1,060,599	5,219,171	4,942,763
Net interest income	7,698,330	8,344,575	7,471,174	3,587,263	27,101,342	13,566,068
Provision for loan losses	800,000	800,000	50,000	150,000	1,800,000	1,082,000
Net interest income after provision for loan losses	6,898,330	7,544,575	7,421,174	3,437,263	25,301,342	12,484,068
Non-interest revenue
Service charges on deposit accounts	349,166	380,065	396,785	82,450	1,208,466	306,548
Gains on sales or calls of investment securities	27,338	72,252	2,489	38,070	140,149	--
Permanent impairment on equity securities	(539)	--	(122,500)	--	(123,039)	--
Earnings on bank owned life insurance	143,840	356,281	122,350	79,038	701,509	336,834
Gains on sales other real estate owned	199,425	45,595	--	2,985	248,005	192,724
Other fees and commissions	164,035	161,608	118,207	122,337	566,187	515,896
Total non-interest revenue	883,265	1,015,801	517,331	324,880	2,741,277	1,352,002
Non-interest expense
Salaries & employee benefits	2,519,638	3,030,508	2,973,734	1,500,711	10,024,591	5,966,672
Occupancy & Equipment	897,652	916,610	857,381	459,914	3,131,557	1,712,182
Data processing	221,203	232,530	233,332	129,750	816,815	452,675
Merger and integration	29,167	77,880	377,214	90,060	574,321	574,369
Core deposit premium	194,675	194,674	194,675	--	584,024	--
Other operating	1,776,226	1,700,964	1,529,106	746,739	5,753,035	2,703,607
Total non-interest expense	5,638,561	6,153,166	6,165,442	2,927,174	20,884,343	11,409,505

Income before income taxes	2,143,034	2,407,210	1,773,063	834,969	7,158,276	2,426,565
Income taxes	197,619	737,405	656,357	335,243	1,926,624	996,750
Net income	1,945,415	1,669,805	1,116,706	499,726	5,231,652	1,429,815
Less: Net income (loss) attributable to the noncontrolling interest	(21,436)	(37,688)	(66,239)	(22,956)	(148,319)	(72,849)
Net income available to common stockholders	$ 1,966,851	$ 1,707,493	$ 1,182,945	$ 522,682	$ 5,379,971	$ 1,502,664
Earnings per basic share	$ 0.29	$ 0.25	$ 0.17	$ 0.12	$ 0.86	$ 0.39
Earnings per diluted share	$ 0.29	$ 0.25	$ 0.17	$ 0.12	$ 0.86	$ 0.38
Dividend per common share	$ 0.04	$ 0.03	$ 0.03	$ 0.03	$ 0.13	$ 0.12
Average number of basic shares	6,817,694	6,809,594	6,809,594	4,428,629	6,223,057	3,880,060
Average number of dilutive shares	6,834,584	6,834,584	6,841,535	4,465,562	6,253,898	3,903,577

Old Line Bancshares, Inc. & Subsidiaries
Selected Average Balance Sheet and Loan Information

Average Balance Sheet (Dollars in thousands)

	Three Months Ended				Twelve Months Ended
	December 31, 2011	September 30, 2011	June 30, 2011	March 31, 2011	December 31, 2011	December 31, 2010
Average total interest earning assets	$ 702,849	$ 674,069	$ 656,173	$ 367,123	$ 599,397	$ 355,590
Average total interest bearing liabilities	550,177	535,191	500,738	301,017	482,458	301,086
Net interest earning assets	$ 152,672	$ 138,878	$ 155,435	$ 66,106	$ 116,939	$ 54,504
Tax equivalent net interest margin	4.45%	5.01%	4.66%	4.01%	4.61%	3.86%

Loan Information (Dollars in thousands)

	December 31, 2011	September 30, 2011	June 30, 2011	March 31, 2011	December 31, 2010
Acquired Loans(1)
Non-accrual(2)	$ 4,583	$ 4,255	$ 5,354	$ --	$ --
Accruing 30-89 days past due	839	955	2,431	--	--
Accruing 90 or more days past due	--	1,388	42	--	--

Legacy Loans(3)
Non-accrual	$ 1,247	$ 1,169	$ 1,169	$ 1,169	$ 2,711
Accruing 30-89 days past due	745	307	5,242	1,130	--
Accruing 90 or more days past due	34	--	--	--	--

Allowance for loan losses as % of gross loans	0.69%	0.58%	0.45%	0.69%	0.82%
Allowance for loan losses as % of legacy loans	0.99%	0.88%	0.70%	0.69%	0.82%
Total non-performing loans as a % of gross loans	1.07%	1.05%	0.23%	0.38%	0.90%
Total non-performing assets as a % of total assets	1.22%	1.25%	0.41%	0.77%	0.96%

(1) Acquired loans represent all loans acquired on April 1, 2011. We originally recorded these loans at fair value upon acquisition.
(2) These loans are loans that are considered non-accrual because they are not paying in conformance with the original contractual agreement. At acquisition, we recorded these loans at fair value. As provided for under ASC 310-30, we recognize interest income on these loans through the accretion of the difference between the carrying value of these loans and their expected cash flows.
(3) Legacy loans represent total loans excluding loans acquired April 1, 2011.
CONTACT: CHRISTINE M. RUSH
         CHIEF FINANCIAL OFFICER
         (301) 430-2544